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                                                                   Exhibit 3.2

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             HARRIS INTERACTIVE INC.

         Harris Interactive Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         A. The name of the corporation is Harris Interactive Inc. The corporation was originally incorporated under the name Harris Black International Ltd. and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on July 1, 1997.

         B. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

         C. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby amended and restated in its entirety to read as follows:



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                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             HARRIS INTERACTIVE INC.

                                    ARTICLE I

         The name of this Corporation is Harris Interactive Inc.

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such office is The Corporation Trust Company.

                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         This Corporation is authorized to issue two classes of stock to be designated Common Stock and Preferred Stock. The total number of shares of Common Stock which this Corporation has authority to issue is One Hundred Million (100,000,000) with par value of $.001 per share. The total number of shares of Preferred Stock which this Corporation has authority to issue is Five Million (5,000,000) with a par value of $.01 per share.

         The shares of Preferred Stock shall be undesignated Preferred Stock and may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. All shares of the Preferred Stock of any one series shall be identical to each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.



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         The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

         i. the distinctive designation of such class or series and the number of shares to constitute such class or series;

         ii. the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

         iii. the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

         iv. the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

         v. the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

         vi. the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

         vii. voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

         viii. limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

         ix. such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Certificate of Incorporation.







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                                    ARTICLE V

         The number of directors of the Corporation shall not be less than three
(3) nor more than thirteen (13), the exact number to be fixed from time to time by the Board of Directors.

         The Board of Directors shall be divided into three classes in respect of term of office, each class to contain as near as may be one-third of the whole number of the total number of directors, with the terms of office of one class expiring each year. At each annual meeting of stockholders, one class of directors shall be elected to serve until the annual meeting of stockholders held three years next following and until their successors shall be elected and shall qualify.

         Newly created directorships and vacancies on the Board of Directors shall only be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director.

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend, rescind or repeal from time to time any of the By-laws of the Corporation. Notwithstanding the foregoing, the provisions of Article II, Section 3 and
Section 9; Article III, Sections 1 through 3; and Article IX of the By-Laws of the Corporation shall only be altered, amended, rescinded or repealed by (A) vote of a majority of the entire Board of Directors of the Corporation or (B) the affirmative vote of the holders of not less than sixty six and two-thirds percent (66 2/3%) of the shares of each class of the capital stock of the Corporation entitled to vote.

                                   ARTICLE VI

         The provisions set forth in Article V, Article VIII, Article IX and this Article VI may not be altered, amended, rescinded, or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than sixty six and two-thirds percent (66 2/3%) of the shares of each class of the capital stock of the Corporation entitled to vote.

                                   ARTICLE VII

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                  ARTICLE VIII

         Holders of stock of any class or series of the Corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders.




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                                   ARTICLE IX

         No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

                                    ARTICLE X

         The Corporation shall indemnify each of the Corporation's directors and officers in each and every situation where, under Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to
Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

         No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is subsequently amended to further eliminate or limit the liability of a director, then a director of the corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. For purposes of this Article X, "fiduciary duty as a director" shall include any fiduciary duty arising out of serving at the Corporation's request as a director of another corporation, partnership, joint venture or other enterprise, and "personal liability to the corporation or its stockholders" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the corporation in its capacity as a security holder, joint venture, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

         Neither any amendment nor repeal of this Article X nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this
Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


                                   ARTICLE XI

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         Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

                                   ARTICLE XII

         The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.



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         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Gordon S. Black, its Chief Executive Officer, and attested by Bruce A.
Newman, its Secretary, this day of           , 1999.

                                   HARRIS INTERACTIVE INC.


                                   By:
                                        ----------------------------------------
                                        Gordon S. Black, Chief Executive Officer



Attest:

By:
   ----------------------------
    Bruce A. Newman, Secretary